Filed Pursuant to Rule 424(b)(3)
Registration Number 333-138230
MEMORY PHARMACEUTICALS CORP.
Prospectus Supplement No. 1
Dated March 26, 2007
To the Prospectus Dated January 16, 2007
          This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated January 16, 2007 (the “Prospectus”), relating to the resale of 29,731,426 shares of our common stock and 3,991,231 shares of our common stock issuable upon the exercise of warrants.
          The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect the reallocation of shares of our common stock by MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC, which are listed as selling stockholders in the Prospectus, to certain of their affiliates, and the addition of these affiliates as selling stockholders.
          This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.

          Our common stock is currently traded on the NASDAQ Global Market under the symbol “MEMY.”
          Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 4 of the Prospectus before investing in our securities.
          Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC (the “Reallocating Parties”) in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the reallocation by these stockholders of their holdings of our common stock to certain of their affiliates. The common stock reallocated includes shares received by the Reallocating Parties upon the exercise of warrants that were issued to these stockholders in the private placement. On February 13, 2007, the Reallocating Parties exercised an aggregate of 2,847,754 warrants and received an aggregate of 2,847,754 shares of common stock.
     The following table sets forth, as of March 26, 2007, the (i) name of each of the entities who received shares as a result of the reallocation (including certain entities previously identified in the Prospectus as selling stockholders), (ii) the number of shares of common stock beneficially owned by such entities immediately following the reallocation and (iii) the percentage of shares of common stock beneficially owned after the completion of the offering, based on 71,705,238 shares of our common stock outstanding as of March 15, 2007.
     In the case of entities previously identified as selling stockholders, the following table sets forth only holdings of shares received as a result of the reallocation by MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC, and does not include any shares of our common stock previously reported in the Prospectus.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC as of March 22, 2007.
     Except for the entries for MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC in the “Selling Stockholders” table, the “Selling Stockholders” table and section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

Number of
	Number of	Number	Shares of
	Shares of	of Shares	Common
	Common	of	Stock
	Stock	Common	Underlying	Shares of Common
	Beneficially	Stock	Warrants	Stock Beneficially
	Owned Prior	Registered	Registered	Owned After the
	to the	for Sale	for Sale	Completion of
Name of Selling Stockholder	Offering	Hereby	Hereby(11)	Offering
				Number	Percent

MPM Asset Management Investors BV4 LLC(3)	377,889	377,889	—	—	—
MPM BioVentures IV GmbH & Co. Beteiligungs KG(3)	514,193	514,193	—	—	—
MPM BioVentures IV-QP, LP(3)	13,346,691	13,346,691	—	—	—
* Represents less than 1%.
(3) The Registrant has been advised by MPM BioVentures IV-QP, LP and MPM Asset Management Investors BV4 LLC that, effective February 28, 2007, they reallocated an aggregate of 14,238,773 shares of our common stock purchased in the private placement to MPM BioVentures IV-QP, LP, MPM Asset Management Investors BV4 LLC and MPM BioVentures IV GmbH & Co. Beteiligungs KG on a pro-rata basis.
(11) On February 16, 2007, the Registrant called the warrants issued in connection with its 2006 private placement, thereby accelerating the exercise period to March 5, 2007. All of the warrants which had not previously been exercised, were exercised on or before March 5, 2007. A portion of the warrants were exercised on a cashless basis.